United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 26, 2019

Communications Systems, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

001-31588	41-0957999
(Commission File Number)	(I.R.S. Employer Identification No.)

10900 Red Circle Drive Minnetonka, MN	55343
(Address Of Principal Executive Offices)	(Zip Code)

(952) 996-1674

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2019 Executive Officer Base Salaries

The following table presents adjustments to annual base salaries for the following executive officers, who will be designated as “Named Executive Officers” in the Proxy Statement for the Communications Systems, Inc. (“Company”) Annual Meeting of Shareholders, effective as of January 1, 2019 as approved by the Company’s Compensation Committee and Board of Directors.

Executive Officer and Title	2019 Base Salary	% (decrease) increase over 2018

Roger H. D. Lacey Chairman and CEO	$100,000	(70%)
Mark D. Fandrich Group President and Chief Financial Officer	$253,200	9%
Scott Otis Group President, Transition Networks, Inc. and Net2Edge, Ltd.	$247,862	9%

Grant of 2019 Awards Under the Annual Bonus Plan

On March 26, 2019, pursuant to the Company’s Annual Bonus Plan (“Bonus Plan”), the Compensation Committee determined, and the Company’s Board ratified and approved, awards to Named Executive Officers Roger H. D. Lacey, Mark D. Fandrich, and Scott Otis representing the opportunity to earn cash bonuses based on 2019 financial performance. Under the Bonus Plan, the Compensation Committee has set quarterly and annual “minimum,” “target” and “maximum” performance goals for the Company’s business units for 2018.  Performance measures for the business units are specific to each, but generally include two or more of the following performance measures: revenues, new/specific product revenue and operating income, with primary weight given to achieving operating income targets. In addition, measuring performance compared to performance goals is tied to achievement of performance goals for the fiscal year.

Mr. Otis has the opportunity to earn 100% of his bonus based on achievement of goals determined for his business unit. The CEO and CFO will earn their bonus based on achievement in comparison goals determined for CSI’s consolidated results.  Bonuses are paid out approximately 75 days after year end.  Payments of bonuses generally begin at achievement exceeding 50% or more of target performance goals.  The target and maximum bonus each Named Executive Officer may potentially earn under the Annual Bonus Plan is based upon a percentage of his base salary.  Under the Bonus Plan, in general, the maximum bonus that may be paid to any Named Executive Officer may not exceed approximately 150% of the bonus opportunity at target even if financial performance exceeds the maximum goal. Further, no bonus amounts will be earned by any Named Executive under the Bonus Plan if the minimum goals for that period are not achieved.  Named Executives must be employed by the Company as of the end of year to be entitled to receive payout of any bonus earned for the year, unless termination of employment is due to death, disability or follows a change of control. The Compensation Committee must approve bonuses paid to the Named Executive Officer before payment.

The following table shows potential bonus amounts as a percentage of salary that may be earned by the Named Executives for 2019 performance under the Bonus Plan upon achievement of their respective performance goals at target and maximum levels of performance. Under the 2019 Bonus Plan achievement in relation to performance goals below the target level results in a decreasing bonus, and if achievement fails to meet the minimum performance goals the Named Executive Officer is not entitled to any bonus.

Executive Officer Name & Title	Cash Bonus Payable if Target Goals Achieved	Cash Bonus Payable if Maximum Goals Achieved

Roger H. D. Lacey Chairman and CEO	$70,000	$105,000
Mark D. Fandrich Group President and Chief Financial Officer	$139,260	$208,890
Scott Otis Group President, Transition Networks, Inc. and Net2Edge, Ltd.	$99,145	$148,717

SIGNATUREs

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMUNICATIONS SYSTEMS, INC.

By: /s/ Mark D. Fandrich

Mark D. Fandrich

Date: April 1, 2019